Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Fourth Quarter and Full Year 2022 Results

LANSING, Mich. — February 28, 2023 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter Highlights

▪Net income (loss) attributable to Jackson Financial Inc. of $(710) million, or $(8.48) per diluted share, including the impact of non-economic hedging results under GAAP accounting
▪Adjusted operating earnings1 of $491 million, or $5.66 per diluted share, down 31% from the fourth quarter of 2021
▪Returned $86 million to shareholders in the fourth quarter of 2022 through $38 million of share repurchases and $48 million in dividends
▪Fourth quarter registered index-linked annuity (RILA) sales of $560 million, up from $108 million in the fourth quarter of 2021
▪Total annuity account value of $209 billion decreased 19% from the fourth quarter of 2021, driven largely by lower equity markets in 2022

Full Year 2022 Highlights

▪Net income attributable to Jackson Financial Inc. of $5,697 million, or $64.23 per diluted share, including the impact of non-economic hedging results under GAAP accounting
▪Adjusted operating earnings of $1,443 million, or $16.27 per diluted share
▪Successful first full-year for RILA with sales of $1.8 billion
▪Full year capital return of $482 million was above the midpoint of the 2022 capital return target range of $425-$525 million
▪Strong capital position at the operating company level, with a Risk Based Capital (RBC) ratio at Jackson National Life Insurance Company of 544% as of year-end 2022
▪Cash and highly liquid securities at the holding company of approximately $675 million at the end of the year, which was significantly above Jackson’s targeted minimum liquidity buffer
▪Financial leverage ratio1 of 18.3%, below the targeted long-term range of 20-25%

2023 Announcements

▪Increasing first quarter 2023 dividend by nearly 13% to $0.62 per share
▪Announcing a $450 million increase to the existing share repurchase authorization
▪Establishing a 2023 capital return target of $450-$550 million

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson’s fourth quarter and full year 2022 results highlight our continued momentum as we have met or exceeded all of our 2022 financial targets and created value for our shareholders. We entered 2023 with a strong statutory capital position following three
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

straight quarters of RBC ratio growth, robust levels of excess cash at the holding company, and reported leverage below our targeted long-term range. Our healthy and profitable book of business positions us well on our long-term mission of providing financial freedom for life and gives us the confidence to establish a $450 to $550 million capital return target in 2023.”

Consolidated Fourth Quarter and Full Year 2022 Results

Fourth Quarter 2022

The company reported net income (loss) attributable to Jackson Financial Inc. of $(710) million, or $(8.48) per diluted share for the three months ended December 31, 2022, compared to $585 million, or $6.19 per diluted share for the three months ended December 31, 2021. The current quarter net loss primarily reflects a larger net hedging loss versus a year ago, driven by higher freestanding derivative losses resulting from comparatively stronger equity market returns in the current quarter. The change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a U.S. GAAP basis period-to-period, which can result in net income volatility. We believe adjusted operating earnings better represents the underlying performance of our business as the figure excludes, among other things, changes in fair value of freestanding and embedded derivative instruments tied to market volatility. Additionally, net income in the fourth quarter reflects a $474 million loss from business reinsured to third parties, while the prior year’s fourth quarter included a loss of $36 million. These figures include the gain/loss on a funds withheld reinsurance treaty and the related net investment income, which do not impact our statutory capital or free cash flow and can be volatile quarter to quarter.

Adjusted operating earnings for the three months ended December 31, 2022 were $491 million, or $5.66 per diluted share, compared to $707 million or $7.48 per diluted share, for the three months ended December 31, 2021. The decline in adjusted operating earnings was primarily the result of lower fee income due to lower average separate account balances, and decreased net investment income due to lower levels of investment income on private equity and other limited partnership investments in the current quarter. These were partially offset by lower deferred acquisition costs (DAC) amortization, general and administrative expenses, and agent asset-based trail commissions in the current quarter.

Fourth quarter adjusted operating earnings included the impact of several notable items, which benefited pretax earnings by $166 million, compared to a pretax benefit of $290 million in the fourth quarter of 2021. The fourth quarter 2022 pretax notable items were:

•Deceleration of DAC amortization, which contributed a benefit of $175 million, due in part to a 7.5% separate account return for the current quarter. This same item resulted in a benefit of $66 million in the fourth quarter of 2021, when the separate account return was approximately 5.9%. Included in the impact above is a DAC acceleration benefit in the current year period from the release of the historical returns from the mean reversion formula, and a negative impact from this same item in the fourth quarter of 2021.

•A negative impact of $62 million from underperformance of private equity and other limited partnership returns relative to a 10% annualized return assumption. This same item resulted in a benefit of $106 million in the fourth quarter of 2021.

•The current quarter did not experience the $80 million benefit realized in the fourth quarter of 2021 from the recovery of claims on previously reinsured policies.

•The annual unlocking of actuarial assumptions in the current quarter resulted in a pretax benefit of $53 million. This same item resulted in a pretax benefit of $38 million in the fourth quarter of 2021.

Fourth quarter 2022 comparisons to the prior year for both net income per diluted share and adjusted operating earnings per diluted share were impacted by a lower weighted average share count in the current quarter.

Full Year 2022

The company reported net income attributable to Jackson Financial Inc. for the full year 2022 of $5,697 million, or $64.23 per diluted share, compared to $3,183 million, or $33.69 per diluted share for the full year of 2021. The change was primarily due to improved net hedging results from larger interest rate increases and comparatively weaker equity market returns in 2022 compared to 2021. Additionally, net income in 2022 reflects $2,186 million of income from business reinsured to third parties, while the prior year included a loss of $21 million. These figures include the gain/loss on a funds withheld reinsurance treaty and the related net investment income, which do not impact our statutory capital or free cash flow and can be volatile quarter to quarter.

Full year 2022 adjusted operating earnings were $1,443 million, or $16.27 per diluted share, compared to $2,398 million or $25.38 per diluted share for the full year of 2021. The decline was primarily due to decreased fee income from a lower average separate account balance, decreased net investment income due to lower levels of investment income on private equity and other limited partnership investments, and higher DAC amortization. These were partially offset by lower general and administrative expenses and lower agent asset-based trail commissions in 2022 compared to 2021.

Full year 2022 comparisons to the prior year for both net income per diluted share and adjusted operating earnings per diluted share were impacted by a lower weighted average share count in the current year.

Total shareholders’ equity was $8.4 billion or $97.97 per diluted share as of December 31, 2022, down from $10.4 billion or $114.78 per diluted share as of year-end 2021. The increase in rates on U.S. Treasury securities and the widening credit spreads of investment grade corporate securities resulted in reduced fair values and increased unrealized losses during the year. Adjusted book value2 was $11.8 billion or $137.22 per diluted share as of December 31, 2022, up from $8.9 billion or $98.69 per diluted share as of year-end 2021. The increase was primarily the result of full year non-operating hedging gains as well as adjusted operating earnings of $1.4 billion during 2022. Jackson’s financial leverage ratio of 18.3% improved from 22.9% as of year-end 2021 and was below our 20-25% long-term targeted range.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended		Twelve Months Ended
(in millions)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Retail Annuities	$638	$750	$1,626	$2,528
Institutional Products	17	27	79	64
Closed Life and Annuity Blocks	(32)	21	(1)	224
Corporate and Other	(56)	19	(72)	(35)
Total[3]	$567	$817	$1,632	$2,781

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $638 million in the fourth quarter of 2022 compared to $750 million in the fourth quarter of 2021. The current quarter was negatively impacted by reduced fee income resulting from lower average variable annuity account values, decreased net investment income due to lower levels of investment income on private equity and other limited partnership investments relative to the
2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release prior year period, and a fourth quarter 2021 benefit from a recovery of claims on previously reinsured policies. These were partially offset by lower DAC amortization and lower operating expenses in the current quarter. The decline in DAC amortization was due to a comparative DAC amortization benefit from the release of the historical returns from the mean reversion formula in the current quarter relative to the impact in the fourth quarter of 2021. Current quarter DAC amortization also benefited from deceleration resulting from a 7.5% separate account return in the quarter, as this benefit was larger than the deceleration benefit realized in the fourth quarter of 2021 when the separate account return was approximately 5.9%. In periods where separate account returns are higher than our DAC assumption, amortization is shifted to future years driving deceleration of DAC amortization in the current period.

Full year 2022 pretax adjusted operating earnings for the segment were $1,626 million, compared to $2,528 million in full year 2021. The decline in full year results was driven by lower fee income, decreased net investment income due to lower levels of investment income on private equity and other limited partnership investments, higher DAC amortization due to comparatively weaker full-year separate account returns, and the recapture adjustment noted above. These were partially offset by lower operating expenses.

Total annuity sales of $3.2 billion were down 35% from the fourth quarter of 2021. Variable annuity sales were down 47% compared to the fourth quarter of 2021, primarily due to the decline in equity markets and shifting consumer preferences in a rising interest rate environment. The current quarter also reflects $560 million of sales of RILA products, up from $108 million in the fourth quarter of 2021. Fixed and fixed indexed annuity sales in the current quarter totaled $134 million, up from $29 million in the fourth quarter of 2021. In total, annuity sales without lifetime benefit guarantees represented 43% of total annuity sales, up from 37% in the fourth quarter of 2021. We continue to generate fee-based sales, with current quarter advisory annuity sales of $168 million, compared to $358 million in the fourth quarter of 2021.

For the full year 2022, annuity sales of $15.7 billion were down 19% from the full year 2021, reflecting lower sales of variable annuities, partially offset by higher sales of RILA, fixed and fixed indexed annuities.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $17 million in the fourth quarter of 2022 compared to $27 million in the fourth quarter of 2021. The current quarter was down from the prior year’s quarter due to higher interest credited and a higher loss on operating derivatives, partially offset by higher net investment income. Total sales for the current quarter were $908 million. Net flows totaled $505 million in the current quarter, and total account value of $9.0 billion was up from $8.8 billion in the fourth quarter of 2021.

For the full year 2022, pretax adjusted operating earnings of $79 million were up from $64 million in full year 2021, primarily due to increased investment income on a moderately larger book of business, partially offset by higher interest credited on the larger book compared to the prior year. Net flows totaled $40 million in the full year 2022.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported a pretax adjusted operating loss of $(32) million in the fourth quarter of 2022 compared to adjusted operating income of $21 million in the fourth quarter of 2021. The current quarter was negatively impacted by lower income on private equity and other limited partnership investments, partially offset by lower death and other policy benefits resulting from the continued decrease in the size of the closed blocks.

For the full year 2022, the pretax adjusted operating result was essentially breakeven compared to full year 2021 earnings of $224 million, driven by lower income on private equity and other limited partnership investments in the current year, partially offset by lower operating expenses. Net flows totaled $(75) million in the fourth quarter of 2022 and $(296) million in the full year 2022.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(56) million in the fourth quarter of 2022 compared to income of $19 million in the fourth quarter of 2021. The change was primarily due to lower income on private equity and other limited partnership investments in the current quarter.

For the full year 2022, the pretax adjusted operating loss of $(72) million was larger than the $(35) million loss reported in full year 2021, primarily due to higher levels of interest expense resulting from senior notes issued to refinance previously outstanding term loans, partially offset by lower expenses in the current year.

Capitalization and Liquidity

(Unaudited, in billions)	December 31, 2022	September 30, 2022	December 31, 2021
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$7.0	$9.5	$6.6

Statutory total adjusted capital at Jackson National Life Insurance Company (JNLIC) was $7.0 billion as of the current quarter, down from $9.5 billion as of the third quarter of 2022, due primarily to strong equity markets, which led to hedging losses and additional deferred tax asset (DTA) admissibility limit impacts that were not fully offset by reserve releases.

JNLIC’s RBC ratio as of year-end 2022 was 544%, which was up from the third quarter 2022 estimate of over 500%. Higher equity markets during the current quarter led to a decline in company action level required capital (CAL) which improved the RBC ratio despite the decline in TAC during the current quarter.

Cash and liquid assets at the holding company totaled approximately $675 million as of December 31, 2022, which was above our targeted minimum liquidity buffer of 2x annual holding company expenses

Earnings Conference Call

Jackson will host a conference call Wednesday, March 1, 2023, at 10 a.m. ET to review the fourth quarter and full year results and discuss the company’s 2023 outlook. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed, or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in the Company’s reports filed with the U.S. Securities and Exchange Commissions. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Fourth Quarter and Full Year 2022 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2022, for the financial services industry. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for the GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the fourth quarter ended December 31, 2022, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. (Jackson), the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended		Twelve Months Ended
(in millions)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss) attributable to Jackson Financial Inc.	$(710)	$585	$5,697	$3,183
Income tax expense (benefit)	(235)	87	1,371	602
Pretax income (loss) attributable to Jackson Financial Inc.	(945)	672	7,068	3,785
Non-operating adjustments – (income) loss:
Fees attributed to guaranteed benefit reserves	(777)	(753)	(3,077)	(2,854)
Net movement in freestanding derivatives	3,862	1,708	2,744	5,674
Net reserve and embedded derivative movements	(1,110)	(532)	(2,891)	(2,753)
DAC and DSI impact	(434)	(18)	1,214	266
Assumption changes	(367)	(24)	(367)	(24)
Total guaranteed benefits and hedging results	1,174	381	(2,377)	309
Net realized investments (gains) losses including change in fair value of funds withheld embedded derivative	702	58	(1,827)	(161)
Net investment income on funds withheld assets	(317)	(303)	(1,254)	(1,188)
Other items	(47)	9	22	36
Total non-operating adjustments	1,512	145	(5,436)	(1,004)
Pretax Adjusted Operating Earnings	567	817	1,632	2,781
Operating income taxes	76	110	189	383
Adjusted Operating Earnings	$491	$707	$1,443	$2,398

Weighted Average diluted shares outstanding[4]	83,695,001	94,468,978	88,690,700	94,465,511
Net income (loss) per diluted share	$(8.48)	$6.19	$64.23	$33.69
Adjusted Operating Earnings per diluted share	$5.66	$7.48	$16.27	$25.38

Adjusted Book Value

Adjusted Book Value excludes Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to Jackson Financial Inc ("JFI"). AOCI attributable to JFI excludes AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business.

4 The calculation of basic and diluted earnings per share and weighted average shares of common stock outstanding reflect a 104,960.3836276-for-1 stock split effected on September 9, 2021. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Financial Leverage Ratio

We use Financial Leverage Ratio to manage our financial flexibility and ensure we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to Total Adjusted Capitalization (combined total debt and Adjusted Book Value).

Adjusted Book Value & Debt Financial Leverage Ratio

(in millions)	December 31, 2022	December 31, 2021
Total shareholders’ equity	$8,423	$10,394
Adjustments to total shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	3,375	(1,457)
Adjusted Book Value (a)	$11,798	$8,937

Debt (b)	2,635	$2,649

Financial Leverage Ratio (b/[a+b])	18.3%	22.9%

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
(in millions, except per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $23 and $9 at December 31, 2022 and 2021, respectively (amortized cost: 2022 $48,798; 2021 $49,378)	$42,489	$51,547
Debt Securities, at fair value under fair value option	2,173	1,711
Debt Securities, trading, at fair value	100	117
Equity securities, at fair value	393	279
Mortgage loans, net of allowance for credit losses of $95 and $94 at December 31, 2022 and 2021, respectively	10,967	11,482
Mortgage loans, at fair value under fair value option	582	—
Policy loans (including $3,419 and $3,467 at fair value under the fair value option at December 31, 2022 and 2021, respectively)	4,377	4,475
Freestanding derivative instruments	1,270	1,417
Other invested assets	3,595	3,199
Total investments	65,946	74,227
Cash and cash equivalents	4,298	2,623
Accrued investment income	514	503
Deferred acquisition costs	13,422	14,249
Reinsurance recoverable, net of allowance for credit losses of $15 and $12 at December 31, 2022 and 2021, respectively	29,641	33,126
Deferred income taxes, net	385	954
Other assets	946	928
Separate account assets	195,906	248,949
Total assets	$311,058	$375,559

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
(in millions, except per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable[5]	$14,273	$18,667
Other contract holder funds	58,195	58,726
Funds withheld payable under reinsurance treaties (including $3,582 and $3,639 at fair value under the fair value option at December 31, 2022 and 2021, respectively)	22,957	29,007
Long-term debt	2,635	2,649
Repurchase agreements and securities lending payable	1,048	1,589
Collateral payable for derivative instruments	689	913
Freestanding derivative instruments	2,065	41
Notes issued by consolidated variable interest entities, at fair value under fair value option	1,732	1,404
Other liabilities	2,403	2,540
Separate account liabilities	195,906	248,949
Total liabilities	301,903	364,485

Equity
Common stock, (i) at December 31, 2022, common stock (formerly known as the Class A Common Stock at December 31, 2021) 1,000,000,000 shares authorized, $0.01 par value per share and 82,690,098 shares issued and outstanding (ii) at December 31, 2021, Class A Common Stock 900,000,000 shares authorized, $0.01 par value per share and 88,046,833 shares issued and outstanding and Class B Common Stock 100,000,000 shares authorized, $0.01 par value per share and 638,861 shares issued and outstanding[6]	1	1
Additional paid-in capital	6,063	6,051
Treasury stock, at cost; 11,784,813 and 5,778,649 shares at December 31, 2022 and 2021, respectively	(443)	(211)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(650) in 2022 and $194 in 2021	(5,481)	1,744
Retained earnings	8,283	2,809
Total shareholders' equity	8,423	10,394
Noncontrolling interests	732	680
Total equity	9,155	11,074
Total liabilities and equity	311,058	375,559

5 In connection with the December 31, 2022 year-end audit, Jackson’s management, under the oversight of Jackson’s Audit Committee, conducted an assessment of the effectiveness of our internal control over financial reporting. Management identified a material weakness related to the process of setting the discount rate used to estimate the fair value of some of the guarantee features of our variable annuity products. This weakness did not result in any identified misstatements to the December 31, 2022 year-end GAAP or statutory financial statements, and there were no changes to previously released financial results. Management is developing a remediation plan for 2023.
6 The authorized Class B Common Stock has been eliminated as a result of the filing of the Company’s Third Amended and Restated Certificate of Incorporation during 2022, and the Class A Common Stock became Common Stock.

Consolidated Income Statements

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Revenues
Fee income	$1,868	$2,096	$7,722	$8,059
Premiums	27	33	132	148
Net investment income	739	856	2,761	3,424
Net gains (losses) on derivatives and investments[7]	(3,040)	(1,284)	3,851	(2,478)
Other income	25	24	85	94
Total revenues	(381)	1,725	14,551	9,247

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	200	37	2,290	970
Interest credited on other contract holder funds, net of deferrals and amortization	234	204	862	834
Interest expense	40	18	113	37
Operating costs and other expenses, net of deferrals	631	749	2,432	2,839
Amortization of deferred acquisition costs	(533)	(31)	1,743	520
Total benefits and expenses	572	977	7,440	5,200
Pretax income (loss)	(953)	748	7,111	4,047
Income tax expense (benefit)	(235)	87	1,371	602
Net income (loss)	(718)	661	5,740	3,445
Less: Net income (loss) attributable to noncontrolling interests	(8)	76	43	262
Net income (loss) attributable to Jackson Financial Inc.	$(710)	$585	$5,697	$3,183

Earnings per share
Basic	$(8.48)	$6.32	$66.62	$33.86
Diluted	$(8.48)	$6.19	$64.23	$33.69

7 See footnote 5